Exhibit 99.1

Tronox Reports Fourth Quarter and Full Year 2020 Financial Results

Revenue Increase Driven by Continued Demand Recovery Across All Products, End Markets, and Geographies

Delivered Strongest Adjusted EBITDA Margin Quarter of the Year

Total Synergies of $243 million Exceeded Run Rate Synergy Target Set at Investor Day

Fourth Quarter 2020 Highlights:
•	Revenue of $783 million
•	Income from operations of $94 million; Net income from continuing operations of $57 million
•	Adjusted EBITDA of $204 million; Adjusted EBITDA margin of 26 percent (Non-GAAP)
•	GAAP diluted EPS of $0.31; Adjusted diluted EPS of $0.19 (Non-GAAP)
•	TiO2 selling prices remained level, benefiting from margin stability initiatives, and sales volumes increased 8 percent versus fourth quarter 2019 driven by improved market demand globally
•	Zircon volumes increased 48 percent versus fourth quarter 2019 driven primarily by strong demand in China

Full Year 2020 Highlights:
•	Revenue of $2,758 million
•	Income from operations of $271 million; Net income from continuing operations of $995 million
•	Adjusted EBITDA of $668 million; Adjusted EBITDA margin of 24 percent (Non-GAAP)
•	GAAP diluted income per share from continuing operations of $6.69; Adjusted diluted EPS of $0.56 (Non-GAAP)
•
Total acquisition synergies of $243 million achieved, exceeding run rate synergy target of $220 million set at Investor Day in 2019; $193 million reflected in EBITDA, exceeding $183 million target set on third quarter 2020 earnings call

•	Cash flow provided by operating activities of $355 million; Free Cash Flow of $160 million (Non-GAAP)
•	$200 million discretionary debt repayment made in December 2020

Debt Repayment, Dividend, and Q1 2021 Outlook:
•	$300 million discretionary debt repayment expected to be made by end of Q1 2021 from cash on the balance sheet
•	Increased annualized dividend to $0.32 per share, equivalent to a 14 percent increase, effective when the normal first quarter 2021 dividend is expected to be declared
•	Q1 2021 Outlook:
–	TiO2 sales volumes expected to increase 11-15 percent sequentially from global demand strength
–	Q1 2021 Adjusted EBITDA outlook of $200-$210 million

Note: For the Company’s guidance with respect to first quarter 2021 Adjusted EBITDA, we are not able to provide without unreasonable effort the most directly comparable GAAP financial measure, or reconciliation to such GAAP financial measure, because certain items that impact such measures are uncertain, out of the Company’s control or cannot be reasonably predicted.

STAMFORD, Conn., February 17, 2021 — Tronox Holdings plc (NYSE:TROX) (“Tronox” or the “Company”), the world’s leading integrated manufacturer of titanium dioxide pigment, today reported its financial results for the quarter ending December 31, 2020, as follows:

Summary of Financial Results for the Quarter Ending December 31, 2020

(Millions of dollars)	Q4 2020	Q4 2019	Y-o-Y	%∆	Q3 2020	Q-o-Q	%∆
Revenue	$783	$693	13%		$675	16%
TiO2	587	544	8%		543	8%
Zircon	94	71	32%		56	68%
Feedstock and other products	102	78	31%		76	34%
Net Income from Continuing Ops	57	1	n/	m	902	n/	m
Adjusted EBITDA	204	156	31%		148	38%
Adjusted EBITDA Margin %	26%	23%	3 pts		22%	4 pts

	Y-o-Y% ∆		Q-o-Q% ∆
	Volume	Price	Volume	Price
TiO2	8%	0%	8%	0%
Local Currency Basis	n/a	(2%)	n/a	0%
Zircon	48%	(10%)	70%	(2%)

Note: Q4 2019 figures are presented on a pro forma basis for comparison purposes. Reported figures can be found in the press release tables at the end of this release.
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Tronox’s fourth quarter results grew sequentially driven by significantly improved market conditions in the quarter.  TiO2 volumes increased 8 percent, while pricing remained unchanged on a U.S. dollar basis, both versus the prior year and prior quarter. TiO2 sales volumes increased globally year over year led by South and Central America, followed by North America and Europe, Middle East, and Africa (“EMEA”).  Compared to the third quarter of 2020, sales volumes grew most significantly in Asia Pacific, followed by South and Central America, and EMEA.  Zircon revenue increased 32 percent versus the prior year and 68 percent sequentially, driven primarily by demand recovery in China and some benefit from shipment timing compared to the third quarter.  Fourth quarter zircon price was 10 percent lower versus the prior year, consistent with previous quarters in 2020 due to a pricing decrease in the first quarter of 2020, and 2 percent lower versus the third quarter. Feedstock and other products revenues improved sequentially due to improved pig iron sales.  For the quarter, Tronox delivered Adjusted EBITDA of $204 million and an Adjusted EBITDA margin of 26 percent, driven by improved sales volumes, synergies, and favorable exchange rates, partially offset by increased production costs, when compared to Adjusted EBITDA in Q4 2019 of $156 million.  Acquisition synergies totaled $243 million in 2020, with $193 million reflected in full year Adjusted EBITDA.

Commenting on these results, John D. Romano, co-chief executive officer on an interim basis, stated, “As previewed in our earnings pre-release in January, Tronox delivered exceptional results in the fourth quarter, with the highest Adjusted EBITDA results since closing the Cristal acquisition.  Driving these results is a significant recovery across all products, end markets, and geographies across our portfolio.  As we have entered 2021, market demand for TiO2 and Zircon remains strong.  Due to the favorable market trajectory, we anticipate TiO2 sales volumes to increase 11-15 percent sequentially in Q1 2021.”

Jean-François Turgeon, co-chief executive officer on an interim basis, added, “Throughout the global pandemic, we have focused on three priorities: the safety, health and well-being of our employees and their families; operating safely in all respects while managing our ongoing operations; and protecting, preserving, and strengthening our business and laying the foundation for the future.  I am proud to say that, despite the numerous challenges presented by COVID-19, we achieved a record-breaking year for safety in 2020, an incredible accomplishment attributable to the unrelenting focus by the Tronox team.  John and I want to thank our employees for their continued commitment to safety during these challenging times.  I am also extremely pleased with the accomplishments of the organization in once again over-delivering on our synergy targets.  We delivered $243 million in total acquisition synergies in 2020, exceeding the $220 million run rate synergy target we set for 2022 at our Investor Day in 2019, and there are additional synergies that will be realized in 2021.  Continued delivery of incremental synergies combined with the momentum on the commercial side of the business we anticipate will result in Q1 2021 Adjusted EBITDA of $200-$210 million.”

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Mr. Romano added, “We ended the year with $3.3 billion in debt.  In addition to the $200 million discretionary debt repayment we made in December, we intend to repay an additional $300 million of debt by the end of the first quarter from cash on the balance sheet.  We remain committed to deleveraging and reducing our gross debt to $2.5 billion and anticipate achieving this by 2023.  Synergies from the Cristal transaction, prudent capital spending, and focused working capital management allowed us to generate $160 million in free cash flow during a very difficult year that brought many challenges due to the global pandemic.  Our differentiated vertically integrated global manufacturing platform provided us with a number of levers to generate cash in 2020, including reducing planned capital expenditures by $80 million, and will enable us to optimize our financial performance during the market recovery.”

Mr. Turgeon concluded, “We will remain focused on realizing the benefits from our vertically integrated business model.  In 2021, this will also encompass two key capital projects: newTRON, our multi-year, global digital transformation project; and the Atlas Campaspe mine development project, which will strengthen our vertical integration by providing a future source of high-titanium content ilmenite, natural rutile, and zircon, while allowing us to further unlock the value of our enterprise and improve our return on capital to shareholders.  We have emerged from 2020 a more resilient company and are confident our vertically integrated business model will continue to differentiate Tronox and enable continued outperformance of industry peers.”

Financial Summary for the Quarter Ending December 31, 2020

Tronox reported revenue was $783 million for the fourth quarter 2020, an increase of 13 percent, compared to fourth quarter 2019 revenues of $693 million.  Income from operations was $94 million compared to $50 million in the year-ago quarter.  Net income attributable to Tronox was $45 million, or $0.31 per diluted share, compared to a net loss attributable to Tronox of $4 million, or $0.03 per diluted share, in the year-ago quarter.  Net income attributable to Tronox in the fourth quarter of 2020 included transaction costs related to the acquisition of TiZir Titanium and Iron (“TTI”), a net release of tax valuation allowances, and other adjustments that, combined, totaled $17 million or $0.12 per diluted share.  Excluding these items, adjusted net income attributable to Tronox (Non-GAAP) was $28 million, or $0.19 per diluted share.  Adjusted EBITDA of $204 million increased 31 percent compared to $156 million in the prior-year quarter.

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Fourth Quarter 2020 vs. Fourth Quarter 2019
•	Revenue of $783 million increased 13 percent compared to $693 million
•
TiO2 sales of $587 million increased 8 percent compared to $544 million; sales volumes increased 8 percent versus the year ago quarter driven by market recovery and a positive deviation from normal seasonal trends; selling prices remain unchanged on a U.S. dollar basis and declined 2 percent on a local currency basis year over year

•	Zircon sales of $94 million increased 32 percent from $71 million; sales volumes improved 48 percent primarily due to demand recovery in China while selling prices were 10 percent lower
•	Feedstock and other products sales of $102 million increased 31 percent from $78 million due to improved pig iron demand
•
Adjusted EBITDA of $204 million increased 31 percent compared to $156 million, driven primarily by higher sales volumes, acquisition synergies, and favorable exchange rates, partially offset by lower pricing and increased production costs due to higher fixed cost absorption; includes $4 million of reimbursement from claims related to the Ginkgo concentrator failure we inherited as part of the Cristal transaction

•	Selling, general and administrative (“SG&A”) expenses were $84 million compared to $92 million
•	Interest expense of $49 million increased from $47 million in the year-ago quarter

Note: Q4 2019 figures are presented on a pro forma basis for comparison purposes. Reported figures can be found in the press release tables at the end of this release.

Fourth Quarter 2020 vs. Third Quarter 2020
•	Revenue of $783 million increased 16 percent compared to $675 million
•
TiO2 sales of $587 million increased 8 percent compared to $543 million; sales volumes increased 8 percent driven by continued recovery across all markets and geographies and a positive deviation from normal seasonal trends; selling prices remained level sequentially on both a U.S. dollar and local basis

•
Zircon sales of $94 million increased 68 percent from $56 million, driven by a 70 percent increase in sales volumes due to demand recovery in China and some benefit from shipment timing between quarters while selling prices declined 2 percent

•	Feedstock and other products sales of $102 million increased 34 percent compared to $76 million, due to improved sales volumes of pig iron

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•
Adjusted EBITDA of $204 million increased 38 percent compared to $148 million, driven primarily by improved sales volumes, improved production costs, and synergies, partially offset by exchange rate headwinds; includes $4 million of reimbursement from claims related to the Ginkgo concentrator failure we inherited as part of the Cristal transaction

•	SG&A expenses were $84 million compared to $89 million
•	Interest expense was $49 million compared to $48 million

Other Financial Information
•	As of December 31, 2020, debt was $3.3 billion and debt, net of cash and cash equivalents was $2.7 billion
•	Liquidity was $1.0 billion as of December 31, 2020, comprised of cash and cash equivalents of $619 million and $422 million available under revolving credit agreements
•	Restricted cash of $29 million includes $18 million which was released as a break fee in January 2021 related to the TTI acquisition
•	FY 2020 capital expenditures were $195 million
•	FY 2020 depreciation, depletion and amortization expense was $304 million
•	Free Cash Flow for the year was $160 million

Financial Summary for the Year Ending December 31, 2020

Tronox reported revenue of $2,758 million for 2020, an increase of 4 percent from $2,642 million in 2019 on a reported basis.  Income from operations of $271 million compared to $95 million in the year-ago period on a reported basis.  Net income from continuing operations attributable to Tronox of $969 million, or $6.69 per diluted share, compared to a net loss from continuing operations attributable to Tronox of $114 million, or $0.81 per diluted share, in the year-ago period on a reported basis.  Net income from continuing operations attributable to Tronox in 2020 included a net release of tax valuation allowances and a pension curtailment gain, partially offset by transaction costs related to the TTI acquisition, restructuring and integration costs, loss on extinguishment of debt, and other charges that, combined, totaled $888 million or $6.13 per diluted share. Excluding these items, adjusted net income from continuing operations attributable to Tronox (Non-GAAP) was $81 million, or $0.56 per diluted share.  Adjusted EBITDA of $668 million increased 9 percent compared to $615 million in the prior year on a reported basis.

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Webcast Conference Call

Tronox will conduct a webcast conference call on Thursday, February 18, 2021, at 8:00 a.m. ET (New York).  The live call is open to the public via internet broadcast and telephone.

Internet Broadcast: http://investor.tronox.com
Dial-in Telephone Numbers:
United States: +1.866.270.1533
International: +1.412.317.0797

Conference Call Presentation Slides will be used during the conference call and will be available on our website: http://investor.tronox.com

Conference Call Replay: Available via the internet and telephone beginning on February 18, 2021, 1:00 p.m. ET (New York), until February 23, 5:00 p.m. ET (New York)
Internet Replay: http://investor.tronox.com
Replay Dial-in Telephone Numbers:
United States: +1.877.344.7529
International: +1.412.317.0088
Replay Access Code: 10151992

Upcoming Conferences

During the first quarter 2021, a member of management is scheduled to present at the following conferences:

•	Alembic Global Advisors Chemical & Industrial Conference (Virtual), February 26, 2021
•	NYSE Basic Materials Access Day (Virtual), March 9, 2021
•	Fermium ESG Forum (Virtual), March 24, 2021

Accompanying conference and meeting materials will be available at http://investor.tronox.com

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About Tronox
Tronox Holdings plc is one of the world's leading producers of high-quality titanium products, including titanium dioxide pigment, specialty-grade titanium dioxide products and high-purity titanium chemicals; and zircon. We mine titanium-bearing mineral sands and operate upgrading facilities that produce high-grade titanium feedstock materials, pig iron and other minerals. With nearly 7,000 employees across six continents, our rich diversity, unmatched vertical integration model, and unparalleled operational and technical expertise across the value chain, position Tronox as the preeminent titanium dioxide producer in the world. For more information about how our products add brightness and durability to paints, plastics, paper and other everyday products, visit tronox.com.

Cautionary Statement about Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance including the effects of the COVID-19 pandemic and anticipated synergies based on our growth and other strategies, anticipated completion of extensions and upgrades to our mining and operations, and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, actual synergies, or achievements to differ materially from the results, level of activity, performance, anticipated synergies or achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, business and market disruptions related to the COVID-19 pandemic, market conditions and price volatility for titanium dioxide, zircon and other feedstock materials, as well as global and regional economic downturns, including as a result of the COVID-19 pandemic, that adversely affect the demand for our end-use products; disruptions in production at our mining and manufacturing facilities; and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company's filings with the Securities and Exchange Commission (SEC).
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Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, synergies or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

Use of Non-GAAP Information

To provide investors and others with additional information regarding the financial results of Tronox Holdings plc, we have disclosed in this release certain non-U.S. GAAP operating performance measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net loss attributable to Tronox, including its presentation on a per share basis, and a non-U.S. GAAP liquidity measure of Free Cash Flow.  These non-U.S. GAAP financial measures are a supplement to and not a substitute for or superior to, the Company's results presented in accordance with U.S. GAAP.  The non-U.S. GAAP financial measures presented by the Company may be different from non-U.S. GAAP financial measures presented by other companies. Specifically, the Company believes the non-U.S. GAAP information provides useful measures to investors regarding the Company's financial performance by excluding certain costs and expenses that the Company believes are not indicative of its core operating results.  The presentation of these non-U.S. GAAP financial measures is not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP.  A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.

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Unaudited Pro Forma Financial Information

On April 10, 2019, we announced the completion of the acquisition of the TiO2 business of Cristal which impacts the comparability of the reported results for the fourth quarter and full year 2020 compared to the fourth quarter and full year 2019. Since Tronox and Cristal have combined their respective businesses effective with the merger date of April 10, 2019, the three and twelve months ended December 31, 2020 reflect the results of the combined business, while the three and twelve months ended December 31, 2019 reflect the results of the combined business from April 10, 2019. To assist with a discussion of the fourth quarter and full year 2020 and the fourth quarter and full year 2019 results on a comparable basis, certain supplemental unaudited pro forma income statement and Adjusted EBITDA information is provided on a consolidated basis and is referred to as "pro forma information.”  The pro forma information has been prepared on a basis consistent with Article 11 of Regulation S-X, assuming the merger and merger-related divestitures of Cristal's North American TiO2 business and the 8120 paper laminate grade had been consummated on January 1, 2018. In preparing this pro forma information, the historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the business combination and other transactions presented herein, such as the merger-related divestitures, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined entity’s consolidated results. The pro forma information is based on management's assumptions and is presented for illustrative purposes and does not purport to represent what the results of operations would actually have been if the business combination and merger-related divestitures had occurred as of the dates indicated or what the results would be for any future periods. Also, the pro forma information does not include the impact of any revenue, cost or other operating synergies in the periods prior to the acquisition that may result from the business combination or any related restructuring costs.

Media Contact: Melissa Zona
+1.636.751.4057

Investor Contact: Jennifer Guenther
+1.646.960.6598

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TRONOX HOLDINGS PLC
CONSOLIDATED STATEMENTS OF OPERATIONS (U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net sales	$783	$693	$2,758	$2,642
Cost of goods sold	605	545	2,137	2,159
Contract loss	-	-	-	19
Gross profit	178	148	621	464
Selling, general and administrative expenses	84	95	347	347
Restructuring	-	9	3	22
Income from operations	94	44	271	95
Interest expense	(49)	(47)	(189)	(201)
Interest income	2	2	8	18
Loss on extinguishment of debt	(2)	(1)	(2)	(3)
Other income (expense), net	7	1	26	3
Income (loss) from continuing operations before income taxes	52	(1)	114	(88)
Income tax benefit (provision)	5	(4)	881	(14)
Net income (loss) from continuing operations	57	(5)	995	(102)
Net income from discontinued operations, net of tax	-	-	-	5
Net income (loss)	57	(5)	995	(97)
Net income attributable to noncontrolling interest	12	(5)	26	12
Net income (loss) attributable to Tronox Holdings plc	$45	$-	$969	$(109)

Net income (loss) per share, basic:
Continuing operations	$0.31	$-	$6.76	$(0.81)
Discontinued operations	$-	$-	$-	$0.03
Net income (loss) per share, basic	$0.31	$-	$6.76	$(0.78)

Net income (loss) per share, diluted:
Continuing operations	$0.31	$-	$6.69	$(0.81)
Discontinued operations	$-	$-	$-	$0.03
Net income (loss) per share, diluted	$0.31	$-	$6.69	$(0.78)

Weighted average shares outstanding, basic (in thousands)	143,621	141,923	143,355	139,859
Weighted average shares outstanding, diluted (in thousands)	147,254	141,923	144,906	139,859

Other Operating Data:
Capital expenditures	66	58	195	198
Depreciation, depletion and amortization expense	85	75	304	280

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TRONOX HOLDINGS PLC
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

RECONCILIATION OF NET INCOME (LOSS) FROM CONTINUING OPERATIONS
ATTRIBUTABLE TO TRONOX HOLDINGS PLC  (U.S. GAAP)
TO ADJUSTED NET INCOME FROM CONTINUING OPERATIONS
ATTRIBUTABLE TO TRONOX HOLDINGS PLC (NON-U.S. GAAP)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Net income (loss) attributable to Tronox Holdings plc (U.S. GAAP)	$45	$-	$969	$(109)
Net income from discontinued operations, net of tax (U.S. GAAP)	-	-	-	5
Net income (loss) from continuing operations attributable to Tronox Holdings plc (U.S. GAAP)	$45	$-	$969	$(114)
Inventory step-up (a)	-	2	-	91
Contract loss (b)	-	-	-	14
Transaction costs (c)	4	3	14	32
Restructuring (d)	-	8	3	21
Integration costs (e)	-	8	10	16
Loss on extinguishment of debt (f)	2	1	2	3
Pension settlement and curtailment gains (g)	(2)	(1)	(2)	(1)
Insurance proceeds (h)	(8)	-	(11)	-
Other (i)	2	-	4	-
Tax valuation allowance (j)	(10)	-	(903)	-
Charge for capital gains tax payment to Exxaro (k)	-	(2)	-	4
Income tax expense - deferred tax assets (l)	(5)	-	(5)	-
Adjusted net income from continuing operations attributable to Tronox Holdings plc (non-U.S. GAAP) (1)(2)	$28	$19	$81	$66

Diluted net income (loss) per share from continuing operations (U.S. GAAP)	$0.31	$-	$6.69	$(0.81)

Inventory step-up, per share	-	0.01	-	0.65
Contract loss, per share	-	-	-	0.10
Transaction costs, per share	0.03	0.02	0.10	0.23
Restructuring, per share	-	0.06	0.02	0.15
Integration costs, per share	-	0.06	0.07	0.11
Loss on extinguishment of debt, per share	0.01	0.01	0.01	0.02
Pension settlement and curtailment gains, per share	(0.01)	(0.01)	(0.01)	(0.01)
Insurance proceeds, per share	(0.05)	-	(0.08)	-
Other, per share	0.01	-	0.03	-
Tax valuation allowance, per share	(0.07)	-	(6.24)	-
Charge for capital gains tax payment to Exxaro, per share	-	(0.01)	-	0.03
Income tax expense - deferred tax assets, per share	(0.04)	-	(0.03)	-
Diluted adjusted net income per share from continuing operations attributable to Tronox Holdings plc (non-U.S. GAAP)	$0.19	$0.14	$0.56	$0.47

Weighted average shares outstanding, diluted (in thousands)	147,254	143,124	144,906	140,961

(a) Represents a net-of-tax charge related to the recognition of a step-up in value of inventories as a result of purchase accounting.
(b) Represents a net-of-tax charge for the estimated losses we expect to incur under the supply agreement with Venator which was recorded in "Contract loss" in our Consolidated Statements of Operations.
(c) Represents transaction costs primarily associated with the Cristal Transaction in 2019 and TTI Transaction in 2020 which were recorded in “Selling, general and administrative expenses” in the unaudited Consolidated Statements of Operations.
(d) Represents amounts for employee-related costs, including severance, net of tax.
(e)  Represents Integration costs associated with the Cristal acquisition after the acquisition which were recorded in “Selling, general and administrative expenses” in the unaudited Consolidated Statements of Operations, net of tax.
(f) 2020 amount represents a voluntary prepyament made on the Term Loan Facility.  2019 amounts represent the loss in connection with the modification of the Wells Fargo Revolver and termination of the ABSA Revolver and a voluntary prepayment made on the Term Loan Facility.
(g) 2020 amount represents a curtailment gain due to the freezing of plan benefits partially offset by pension settlements.  2019 amount represents settlement gain related to the U.S. Pension Plan (acquired as part of the Cristal Transaction).
(h) 2020 amount represents reimbursement from claims related to the Ginkgo concentrator failure we inherited as a part of the Cristal Transaction.
(i) Represents other activity not representative of ongoing operations of the Company.
(j) Represents the following items: i) the reversal of the tax valuation allowance of $909 million ($895 million in the third quarter of 2020, $14 million in the fourth quarter of 2020) associated with unlimited lived deferred tax assets within our U.S. jurisdiction, ii) the reversal of the tax valuation allowance of $6 million attributable to our operating subsidiary in Brazil, net of minority interest, during the fourth quarter of 2020 iii) a full valuation allowance of $2 million established against the deferred tax assets within our Saudi Arabia jurisdiction during the second quarter of 2020, and iv) a full valuation allowance of $10 million established against the deferred tax assets within our UK jurisdiction during the fourth quarter of 2020.
(k) Represents the expected payment to Exxaro for capital gains tax on the disposal of its ordinary shares in Tronox Holding plc included in "Other expense, net" in the unaudited Consolidated Statements of Operations.
(l) Represents a charge to tax expense for the impact on deferred tax assets from a change in tax rates in a foreign tax jurisdiction.

(1) Only the restructuring, integration costs, inventory step-up and contract loss amounts have been tax impacted.  No income tax impacts have been given to other items as they were recorded in jurisdictions with full valuation allowances.
(2) While no previously reported quarter-to-date figures were impacted, during the preparation of the fourth quarter results, it was identified that certain clerical errors occurred in compilation of the nine months ended September 30, 2020 figures.  These items impacted both Adjusted net income attributable to Tronox Holdings plc (non-U.S. GAAP) and related per share data for only the nine-month period ended September 30, 2020 included in third quarter earnings released filed on form 8-k on October 29, 2020.  Subsequent to correcting these items, Adjusted net income attributable to Tronox Holdings plc (non-U.S. GAAP) and related per share data for the nine months ended September 30, 2020 is $53 million and $0.37 respectively.

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TRONOX HOLDINGS PLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	December 31, 2020	December 31, 2019
ASSETS
Current Assets
Cash and cash equivalents	$619	$302
Restricted cash	29	9
Accounts receivable (net of allowance of $5 in 2020 and $5 in 2019)	540	482
Inventories, net	1,137	1,131
Prepaid and other assets	200	143
Income taxes receivable	4	6
Total current assets	2,529	2,073
Noncurrent Assets
Property, plant and equipment, net	1,759	1,762
Mineral leaseholds, net	803	852
Intangible assets, net	201	208
Lease right of use assets, net	81	101
Deferred tax assets	1,020	110
Other long-term assets	175	162
Total assets	$6,568	$5,268

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$356	$342
Accrued liabilities	350	283
Short-term lease liabilities	39	38
Long-term debt due within one year	58	38
Income taxes payable	2	1
Total current liabilities	805	702
Noncurrent Liabilities
Long-term debt, net	$3,263	$2,988
Pension and postretirement healthcare benefits	146	160
Asset retirement obligations	157	142
Environmental liabilities	67	65
Long-term lease liabilities	41	62
Deferred tax liabilities	176	184
Other long-term liabilities	42	49
Total liabilities	4,697	4,352

Commitments and Contingencies
Shareholders’ Equity
Tronox Holdings plc ordinary shares, par value $0.01 — 143,557,479 shares issued and outstanding at December 31, 2020 and 141,900,459 shares issued and outstanding at December 31, 2019	1	1
Capital in excess of par value	1,873	1,846
Retained Earnings (accumulated deficit)	434	(493)
Accumulated other comprehensive loss	(610)	(606)
Total Tronox Holdings plc shareholders’ equity	1,698	748
Noncontrolling interest	173	168
Total equity	1,871	916
Total liabilities and equity	$6,568	$5,268

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TRONOX HOLDINGS PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(Millions of U.S. dollars)

	Year Ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net (loss) income	$995	$(97)
Net income (loss) from discontinued operations, net of tax	-	$5
Net (loss) income from continuing operations	$995	$(102)
Adjustments to reconcile net (loss) income from continuing operations to net cash provided by operating activities, continuing operations:
Depreciation, depletion and amortization	304	280
Deferred income taxes	(899)	(9)
Share-based compensation expense	30	32
Amortization of deferred debt issuance costs and discount on debt	10	8
Loss on extinguishment of debt	2	3
Contract loss	-	19
Impairment loss	-	-
Acquired inventory step-up recognized in earnings	-	98
Other non-cash affecting net income (loss)	65	25
Changes in assets and liabilities:
(Increase) decrease in accounts receivable, net	(49)	78
(Increase) decrease in inventories, net	(21)	(59)
(Increase) decrease in prepaid and other assets	(29)	20
Increase (decrease) in accounts payable and accrued liabilities	17	67
Net changes in income tax payables and receivables	(2)	(13)
Changes in other non-current assets and liabilities	(68)	(35)
Cash provided by operating activities – continuing operations	355	412

Cash Flows from Investing Activities:
Capital expenditures	(195)	(198)
Cristal Acquisition	-	(1,675)
Proceeds from sale of Ashtabula	-	701
Insurance proceeds	1	10
Proceeds from sale of businesses	-	-
Loans	(36)	(25)
Proceeds from the sale of assets	1	2
Cash used in investing activities – continuing operations	(229)	(1,185)

Cash Flows from Financing Activities:
Repayments of short-term debt	(13)	0
Repayments of long-term debt	(233)	(387)
Proceeds from short-term debt	13	-
Proceeds from long-term debt	500	222
Repurchase of common stock	-	(288)
Acquisition of noncontrolling interest	-	(148)
Debt issuance costs	(10)	(4)
Call premium paid	-	-
Dividends paid	(40)	(27)
Restricted stock and performance-based shares settled in cash for taxes	(3)	(6)
Proceeds from the exercise of warrants and options	-	-
Cash provided by (used in) financing activities – continuing operations	214	(638)

Discontinued Operations:
Cash provided by operating activities	-	29
Cash used in investing activities	-	(1)
Net cash flows provided by discontinued operations	-	28

Effects of exchange rate changes on cash and cash equivalents and restricted cash	(3)	(2)

Net increase (decrease) in cash and cash equivalents and restricted cash	337	(1,385)
Cash and cash equivalents and restricted cash at beginning of period	311	1,696
Cash and cash equivalents and restricted cash at end of period - continuing operations	$648	$311

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TRONOX HOLDINGS PLC
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Net income (loss) (U.S. GAAP)	$57	$(5)	$995	$(97)
Income from discontinued operations, net of tax (U.S. GAAP)	-	-	-	5
Net income (loss) from continuing operations (U.S. GAAP)	$57	$(5)	$995	$(102)
Interest expense	49	47	189	201
Interest income	(2)	(2)	(8)	(18)
Income tax provision (benefit)	(5)	4	(881)	14
Depreciation, depletion and amortization expense	85	75	304	280
EBITDA (non-U.S. GAAP)	184	119	599	375
Inventory step-up (a)	-	3	-	98
Contract loss (b)	-	-	-	19
Share-based compensation (c)	11	8	30	32
Transaction costs (d)	4	3	14	32
Restructuring (e)	-	9	3	22
Integration costs (f)	-	8	10	16
Loss on extinguishment of debt (g)	2	1	2	3
Foreign currency remeasurement (h)	6	(1)	(4)	(6)
Pension settlement and curtailment gains (i)	(2)	(1)	(2)	(1)
Charge for capital gains tax payment to Exxaro (j)	-	(2)	-	4
Insurance proceeds(k)	(8)	-	(11)	-
Other items (l)	7	9	27	21
Adjusted EBITDA (non-U.S. GAAP)	$204	$156	$668	$615

(a) 2019 amount represents a pre-tax charge related to the recognition of a step-up in value of inventories as a result of purchase accounting.
(b) 2019 amount represents a pre-tax charge for the estimated losses we expect to incur under the supply agreement with Venator.
(c) Represents non-cash share-based compensation.
(d) 2020 and 2019 amounts represent transaction costs associated with the TTI Transaction and Cristal Transaction, respectively, which were recorded in “Selling, general and administrative expenses” in the unaudited Consolidated Statements of Operations.
(e) Represents amounts for employee-related costs, including severance.
(f) Represents integration costs associated with the Cristal acquisition after the acquisition which were recorded in “Selling, general and administrative expenses” in the unaudited Consolidated Statements of Operations.
(g) 2020 amount represents the loss in connection with the voluntary prepayment of our Term Loan Facility.  2019 amount represents the loss in connection with the modification of the Wells Fargo Revolver and termination of the ABSA Revolver and a voluntary prepayment on our Term Loan Facility.
(h) Represents realized and unrealized gains and losses associated with foreign currency remeasurement related to third-party and intercompany receivables and liabilities denominated in a currency other than the functional currency of the entity holding them, which are included in “Other income (expense), net” in the unaudited Consolidated Statements of Operations.
(i) 2020 amount represents a curtailment gain due to the freezing of plan benefits partially offset by pension settlements.  2019 amount represents settlement gain related to the U.S. Pension Plan (acquired as part of the Cristal Transaction).
(j) 2019 amount represents the payment owed to Exxaro for capital gains tax on the disposal of its ordinary shares in Tronox Holdings plc included in and “Other income (expense), net” in the unaudited Consolidated Statements of Operations.
(k) 2020 amount represents reimbursement from claims related to the Ginkgo concentrator failure we inherited as a part of the Cristal Transaction.
(l) Includes noncash pension and postretirement costs, asset write-offs, accretion expense and other items included in “Selling general and administrative expenses”, “Cost of goods sold” and “Other income (expense), net” in the unaudited Consolidated Statements of Operations.

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TRONOX HOLDINGS PLC
FREE CASH FLOW (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

The following table reconciles cash used in operating activities to free cash flow for the year ended December 31, 2020:

Consolidated
Cash provided by operating activities - continuing operations	$355
Capital expenditures	(195)
Free cash flow (non-U.S. GAAP)	$160

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TRONOX HOLDINGS PLC
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	Proforma amounts		Proforma amounts
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net sales	$783	$693	$2,758	$3,008
Cost of goods sold	605	542	2,137	2,364
Gross profit	178	151	621	644
Selling, general and administrative expenses	84	92	347	354
Restructuring	-	9	3	22
Income from operations	94	50	271	268
Interest expense	(49)	(47)	(189)	(207)
Interest income	2	2	8	12
Loss on extinguishment of debt	(2)	(1)	(2)	(3)
Other expense, net	7	1	26	2
Income from continuing operations before income taxes	52	5	114	72
Income tax benefit (provision)	5	(4)	881	(31)
Net income from continuing operations	57	1	995	41
Net income attributable to noncontrolling interest	12	5	26	23
Net income from continuing operations attributable to Tronox Holdings plc	$45	$(4)	$969	$18

Net income from continuing operations per share, diluted	$0.31	$(0.03)	$6.69	$0.12

Weighted average shares outstanding, diluted (in thousands)	147,254	141,923	144,906	151,153

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TRONOX HOLDINGS PLC
PRO FORMA RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

RECONCILIATION OF PRO FORMA NET INCOME FROM CONTINUING OPERATIONS
ATTRIBUTABLE TO TRONOX HOLDINGS PLC  (U.S. GAAP)
TO ADJUSTED NET INCOME FROM CONTINUING OPERATIONS
ATTRIBUTABLE TO TRONOX HOLDINGS PLC (NON-U.S. GAAP)

	Proforma amounts		Proforma amounts
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income from continuing operations attributable to Tronox Holdings plc (U.S. GAAP)	$45	$(4)	$969	$18
Transaction costs	4	-	14	-
Restructuring	-	8	3	21
Integration costs	-	8	10	16
Loss on extinguishment of debt	2	1	2	3
Pension settlement and curtailment gains	(2)	(1)	(2)	(1)
Insurance proceeds	(8)	-	(11)	-
Other	2	-	4	-
Tax valuation allowance	(10)	-	(903)	-
Income tax expense - deferred tax assets	(5)	-	(5)	-
Charge for capital gains tax payment to Exxaro	-	(2)	-	4
Adjusted net income attributable to Tronox Holdings plc (non-U.S. GAAP)	$28	$10	$81	$61

Diluted net income per share from continuing operations (U.S. GAAP)	$0.31	$(0.03)	$6.69	$0.12

Transaction costs, per share	0.03	-	0.10	-
Restructuring, per share	-	0.06	0.02	0.13
Integration costs, per share	-	0.06	0.07	0.10
Loss on extinguishment of debt, per share	0.01	0.01	0.01	0.02
Pension settlement and curtailment gains, per share	(0.01)	(0.01)	(0.01)	(0.01)
Insurance proceeds, per share	(0.05)	-	(0.08)	-
Other, per share	0.01	-	0.03	-
Tax valuation allowance, per share	(0.07)	-	(6.24)	-
Income tax expense - deferred tax assets, per share	(0.04)	-	(0.03)	-
Charge for capital gains tax payment to Exxaro, per share	-	(0.02)	-	0.03
Diluted adjusted net income per share attributable to Tronox Holdings plc (non-U.S. GAAP)	$0.19	$0.07	$0.56	$0.39

Weighted average shares outstanding, diluted (in thousands)	147,254	143,124	144,906	151,153

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TRONOX HOLDINGS PLC
PRO FORMA RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Net income from continuing operations (U.S. GAAP)	$57	$1	$995	$41
Interest expense	49	47	189	207
Interest income	(2)	(2)	(8)	(12)
Income tax provision (benefit)	(5)	4	(881)	31
Depreciation, depletion and amortization expense	85	75	304	323
EBITDA (non-U.S. GAAP)	184	125	599	590
Inventory step-up	-	-	-	-
Share-based compensation	11	8	30	32
Transaction costs	4	-	14	-
Restructuring	-	9	3	22
Integration costs	-	8	10	16
Loss on extinguishment of debt	2	1	2	3
Foreign currency remeasurement	6	(1)	(4)	(6)
Pension settlement and curtailment gains	(2)	(1)	(2)	(1)
Charge for capital gains tax payment to Exxaro	-	(2)	-	4
Insurance proceeds	(8)	-	(11)	-
Other items	7	9	27	21
Adjusted EBITDA (non-U.S. GAAP)	$204	$156	$668	$681

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